FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions' Florida Subsidiary Announces 40% Increase in Backlog; Increased Capacity for
           Kitchen Cabinets Allows Company to Grow Backlog by Minimum of $4 Million

Dallas, Texas, December 27, 2004 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today that Southern Exposure, its wholly-owned subsidiary,  has increased its year-end backlog to nearly $17 million, an increase of 40% over the same period one year ago. Most of the backlog will be recognized in 2005. Southern Exposure, through its 50% ownership of Southern Stone Cabinets, manufactures and installs kitchen and bath cabinets, as well as other kitchen and bath related products.

"The increase in backlog from our customers in Florida reflects both the strong demand for our Specialty Interior Services and our ability to handle significant growth due to the increased capacity announced earlier this quarter," said Frank Fradella, Home Solutions' Chairman and CEO. "Southern Exposure is well-positioned to continue its strong organic growth in Florida."

Home Solutions expects to provide financial guidance for 2005 when it announces its fourth quarter and year-end results during the first quarter. PW Stephens, Inc. and Fiber-Seal Systems are Home Solutions' other operating units.

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through organic growth as well as strategic acquisitions. For more information on Home Solutions, please see our website at www.HOMcorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.